Exhibit 10.24

May 17, 2024

Ian Jiro Harris

c/o Talkspace, Inc.

622 Third Avenue

New York, NY 10017 Dear Ian,

We are very pleased to offer you (“you” or “Employee”) the position of “Chief Financial Officer” (this “Position”) with Talkspace LLC (the “Company” or “Talkspace”), reporting direct to the Chief Executive Officer, with an anticipated start date of May 20, 2024 (“Start Date”). This offer of at-will employment is conditioned on your satisfactory completion of certain requirements, as explained in this letter. Your employment is subject to the terms and conditions set forth in this letter, which override anything communicated to you, orally or in writing, during your interview or as part of any other communication, about your employment with Talkspace LLC.

A.
Position Responsibilities, and Supervision.

As an employee in this Position, you will be classified as exempt and not entitled to overtime compensation pursuant to applicable federal, state and local wage and hour laws. You will be subject to all applicable employment and other policies of Talkspace, as outlined in the Talkspace Handbook and elsewhere.

In this Position you will perform duties and responsibilities that are reasonable and consistent with this Position, as may be assigned to you from time to time. You agree to devote your full business time, attention, and best efforts to the performance of your duties and to the furtherance of Talkspace’s interests. You will be permitted to serve on up to two (2) for-profit boards of directors without the prior written consent of the Board of Directors of the Company (the “Board”), provided that such board service does not materially interfere or conflict with your duties and responsibilities to the Company.

B.
Compensation and Benefits.
1.
Salary and Pay Frequency. As a full-time employee you will receive an annual salary of $400,000 subject to tax and other withholdings as required by law, which will be paid semi-monthly in accordance with the Company's normal payroll procedures (your “Base Salary”). Talkspace reserves the right, in its sole discretion, to prospectively modify your compensation at any time and for any reason, to the extent permitted by applicable law.

2.
Annual Bonus. You will be eligible for an annual bonus under the Company’s annual incentive program (your “Annual Bonus”). Your Annual Bonus for 2024 reflecting the pro-rated 2024 year will be 7/12ths on your target Annual Bonus, which going forward will be equal to 100% of your annual salary or $400,000 currently. Your Annual Bonus will be awarded based on the achievement of both individual and Company goals as communicated to you by the Company on an annual basis, approved by the Board, and subject to the terms and conditions of the applicable program. For 2024 and future years, you will have the opportunity to achieve up to a total of 150% of your target Annual Bonus (consistent with all other executive bonus program guidelines for 2024-2025) based on achieving max goals as defined by the CEO and Board of Directors.

3.
Inducement Grant. Subject to approval by the Board or its Committee and your continued employment through the applicable anniversary grant dates, you will receive an inducement grant consisting of an equity-based compensation award with annual vesting over four years; vesting at the end of each year on the anniversary of the Grant Award Date (the “Inducement Grant”). The Inducement Grant shall be granted in the form of 300,000 restricted stock units. The Grant Award Date will be June 1, 2024, the next open Company grant window.
4.
Equity Award. Subject to standard approval of the Board (or a subcommittee thereof), the Company shall grant to you equity-based compensation awards under the Talkspace, Inc. 2021 Incentive Award Plan (the “Plan”) for the 2024 fiscal year with an aggregate approximate value equal to 7/12ths of your annual expected target Long Term Incentive Compensation based on a 2024 fiscal year expectation of a full year $650,000 award level. Of such amount, 80% shall be granted in the form of a restricted stock units and 20% in the form of ISO eligible options (the “Award”), subject to your continued employment through the applicable grant date and subject to continued CEO and Board approval of the estimated ratio of RSU to ISOs. The number of shares of Company common stock subject to the Award will be determined by dividing the applicable the Award grant value by the average Fair Market Value (as defined in the Plan) of the Company’s common stock over the five (5) trading days immediately preceding (but not including) the applicable grant date. Subject to your continued service with the Company through the applicable vesting date, the Award shall vest with respect to 25% of the shares underlying such Award, on the first anniversary of the grant date, and as to the remaining 75% of the shares underlying such Award, in substantially equal installments on each of the 12 quarterly anniversaries thereafter (the “Vesting Schedule”). The terms and conditions of each Award shall be set forth in one or more separate award agreement(s) in a form(s) prescribed by the Company, to be entered into by the Company and you (the “Award Agreements”). Except as otherwise specifically provided in this Agreement, Award(s) shall be governed in all respects by the terms of and conditions of the Plan and the applicable Award Agreement.
5.
Benefits. During your employment, you will be entitled to the benefits generally made available to regular, full-time salaried employees of the Company as summarized in the attached Benefits Overview. The Company reserves the right to adjust its benefits program from time to time as the Company sees fit.

6.
Executive Severance Plan. Subject to approval by the Compensation Committee of the Board, you shall be a Tier 1 participant in the Talkspace, Inc. Executive Severance Plan (the “Severance Plan”), a copy of which is attached hereto as Exhibit A.

C.
Contingencies; At-Will Employment.
1.
Contingencies. This offer of employment is conditioned upon your:
i.
Execution of (a) the Confidential Information, Restrictive Covenant and Work for Hire Agreement attached hereto as Exhibit B (the “Agreement”) and (b) the Company’s Employee Handbook;
ii.
Successful completion of a background check; and
iii.
Completion of applicable immigration, payroll and tax forms, and to provide documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986.
2.
At-Will Employment. Your employment will be at-will, meaning that you or Talkspace may terminate the employment relationship at any time, with or without cause, and with or without notice. Any contrary representations that may have been made to you are superseded by this offer letter. This is the full and complete agreement between you and Talkspace on this term. Although your duties, title, compensation, and benefits, as well as Talkspace's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express agreement signed by you and an authorized representative of Talkspace.

D.
Miscellaneous.
1.
Governing Law. The validity, interpretation, enforceability, and performance of this letter shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of laws provisions thereof. Each party hereto hereby consents to the personal and exclusive jurisdiction and venue of the courts of the State of Delaware and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.
2.
Whole Agreement. This contract is intended by the parties to be the full and final expression of their agreement and shall not be contradicted by any prior written or oral agreement.
3.
Severability. Any part, provision, representation or warranty of this Agreement which is prohibited, or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

4.
Representations. You hereby represent and warrant the following:
i.
You are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter;
ii.
Except as disclosed in writing to the Company, and included in Schedule A to this Agreement, you are not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my engagement with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party; and
iii.
Your performance of all the terms of this Agreement and your engagement with the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by you in confidence or in trust prior to your engagement with the Company, and you will not disclose to the Company or induce the Company to use any confidential information or material belonging to any previous employer or others.
iv.
You currently are not, nor have ever been, included on the List of Excluded Individuals/Entities (LEIE) from Federally funded health care programs pursuant to section 1128 of the Social Security Act (and from Medicare and State health care programs under section 1156 of the Act) by the Office of Inspector General, or otherwise.

5.
Entire Agreement. This letter, along with the Restrictive Covenant Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements whether written or oral.
6.
Assignment. This letter is personal to the Employee and shall not be assigned by the Employee. Any purported assignment by the Employee shall be null and void from the initial date of the purported assignment. The Company may assign this letter to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company, or to any subsidiary or affiliate of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

* * *

We are excited about the prospect of you joining our team. If you have any questions about the above details, please contact People Operations at peopleops@talkspace.com. If you wish to accept this Position, please sign below and return this letter agreement within three (3) business days; after three business days, this offer will be deemed to be withdrawn.

Very truly yours,

Jon Cohen

Chief Executive Officer Talkspace

Acceptance of Offer

I have read and understand all the terms of the offer of employment set forth in this letter and I accept each of those terms. I also understand and agree that my employment is at-will and, with the exception of a subsequent written agreement signed by an authorized Talkspace representative, no statements or communications, whether oral or written, will modify my at-will employment status. I further understand that this letter is Talkspace’s complete offer of employment to me and this letter supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to my employment. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in this letter.

By:

Name: Ian Harris Date:

EXHIBIT A

TALKSPACE, INC.

AMENDED AND RESTATED EXECUTIVE SEVERANCE PLAN

Talkspace, Inc., a Delaware corporation (the “Company”), has adopted this Talkspace, Inc. Amended and Restated Executive Severance Plan, including the attached Exhibits (the “Plan”), for the benefit of Participants (as defined below) on the terms and conditions hereinafter stated. The Plan, as set forth herein, is intended to provide severance protections to a select group of management or highly compensated employees (within the meaning of ERISA (as defined below)) in connection with qualifying terminations of employment.

1.
Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings indicated below:

1.1
“Base Compensation” means the Participant’s monthly base salary rate in effect immediately prior to a Qualifying Termination, disregarding any reduction which gives rise to Good Reason.

1.2
“Board” means the Board of Directors of the Company.

1.3
“Cash Severance” means the cash severance payable to a Participant, determined in accordance with Exhibit A or Exhibit B attached hereto, as applicable.

1.4
“Cause” means, except as may otherwise be provided in a Participant’s employment agreement to the extent such agreement is in effect at the relevant time, any of the following events:
(a)
the Participant’s willful failure substantially to perform his or her duties and responsibilities to the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness or any such actual or anticipated failure after his or her issuance of a notice of termination for Good Reason) or carry out or comply with a lawful and reasonable directive of the Company, in each case, after a written demand for performance is delivered to the Participant by the Committee, which demand specifically identifies the manner in which the Committee believes that the Participant has not performed his or her duties;
(b)
the Participant’s deliberate violation of a Company policy;
(c)
the Participant’s commission of, including any entry by the Participant of a guilty or no contest plea to, any felony under any state, federal or foreign law or any crime involving moral turpitude, or the Participant’s commission of unlawful harassment or discrimination;
(d)
the Participant’s commission of any act of fraud, embezzlement, dishonesty or any

other willful misconduct that has caused or is reasonably expected to result in material reputational, economic or financial injury to the Company;

(e)
the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any affiliate’s) premises or while performing the Participant’s duties and responsibilities;

(f)
the Participant’s willful misconduct or gross negligence with respect to any material aspect of the Company’s business or a material breach by the Participant of his or her fiduciary duty to the Company;
(g)
the unauthorized use or disclosure by the Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or

(h)
the Participant’s willful breach of any of his or her obligations under any written agreement or covenant with the Company.

The determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Committee and shall be conclusive and binding on the Participant. With respect to the foregoing definition, the term “Company” will be interpreted to include any subsidiary, parent, affiliate, or any successor thereto, if appropriate.

1.5
“Change in Control” shall have the meaning set forth in the Company’s 2021 Incentive Award Plan, as may be amended from time to time.

1.6
“CIC Protection Period” means (i) for purposes of a Qualifying Termination by the Company without Cause, the period beginning three months prior to the date of a Change in Control and ending on and including the one-year anniversary of the date of a Change in Control, and (ii) for purposes of a Qualifying Termination by a Participant with Good Reason, the period beginning on and including the date of a Change in Control and ending on and including the one-year anniversary of the date of a Change in Control.
1.7
“CIC Termination” means a Qualifying Termination which occurs during the CIC Protection Period.

1.8
“Claimant” shall have the meaning set forth in Section 11.1 hereof.

1.9
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

1.10
“COBRA Period” means the number of months used to calculate the COBRA Premium Payment, determined in accordance with Exhibit A or Exhibit B attached hereto, as applicable.

1.11
“COBRA Premium Payment” shall have the meaning set forth in Section 4.2(b)

hereof.

1.12
“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.13
“Committee” means the Compensation Committee of the Board, or such other committee as may be appointed by the Board to administer the Plan.

1.14
“Date of Termination” means the effective date of the termination of the Participant’s employment.

1.15
“Effective Date” shall have the meaning set forth in Section 2 hereof.

its subsidiaries.

1.16
“Employee” means an individual who is an employee of the Company or any of

1.17
“Equity Award” means a Company equity-based award that vests solely based on the passage of time granted under any equity-based award plan of the Company, including, but not limited to, the Company’s 2021 Incentive Award Plan, as may be amended from time to time.

1.18
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
1.19
“Excise Tax” shall have the meaning set forth in Section 7.1 hereof.
1.20
“Good Reason” means the occurrence of any one or more of the following events without the Participant’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:
(a)
a material diminution in the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by the Participant;
(b)
a change in the location at which the Participant performs his or her principal duties for the Company to a new location that materially impacts the time zone, the ability to access sufficient broadband or hours of availability for work in real time that materially differs from the location on the date on which the Participant first becomes a Participant in the Plan; or

(c)
any material reduction in Base Compensation.

Notwithstanding the foregoing, the Participant will not be deemed to have resigned for Good Reason unless (1) the Participant provides written notice to the Company setting forth in reasonable detail the facts and circumstances claimed by the Participant to constitute Good Reason within 90 days after the date of the occurrence of any event that the Participant knows or should reasonably have known to constitute Good Reason; (2) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice; and (3) the effective date of the Participant’s termination for Good Reason occurs no later than 60 days after the expiration of the Company’s cure period. With respect to the foregoing definition, the term “Company” will be interpreted to include any subsidiary, parent, affiliate, or any successor thereto, if appropriate.

1.21
“Independent Advisors” shall have the meaning set forth in Section 7.2 hereof.
1.22
“Participant” means each Employee who is selected by the Administrator to participate in the Plan and is provided with (and, if applicable, countersigns) a Participation Notice in accordance with the Plan, other than any Employee who, at the time of his or her termination of employment, is covered by a plan or agreement with the Company or a subsidiary that provides for cash severance or termination benefits that explicitly supersedes and/or replaces the payments and benefits provided under this Plan. For the avoidance of doubt, retention bonus payments, change in control bonus payments and other similar cash payments shall not constitute “cash severance” for purposes of this definition. Notwithstanding anything in this Plan to the contrary, each of the Chief Executive Officer, the Chief Operating Officer, and the Chief Financial Officer of the Company shall be a Tier 1 Participant in the Plan.

1.23
“Participation Notice” shall have the meaning set forth in Section 2 hereof.
1.24
“Pro-Rata Target Bonus” means the Participant’s Target Incentive Compensation for the year of termination, pro-rated by multiplying the Target Incentive Compensation by the quotient obtained by dividing (i) the number of days during the year that the Participant was employed through the Qualifying Termination date by (ii) the total number of days in the year.
1.25
“Qualifying Termination” means a termination of the Participant’s employment by (i) the Company without Cause or (ii) the Participant during the CIC Protection Period for Good Reason. Notwithstanding anything contained herein, in no event shall a Participant be deemed to have experienced a Qualifying Termination (a) if such Participant is offered and/or accepts a comparable employment position with the Company or any subsidiary, or (b) if in connection with a Change in Control or any other corporate transaction or sale of assets involving the Company or any subsidiary, such Participant is offered and accepts a comparable employment position with the successor or purchaser entity (or an affiliate thereof), as applicable. A Qualifying Termination shall not include a termination due to the Participant’s death or disability.
1.26
“Release” shall have the meaning set forth in Section 4.4 hereof.
1.27
“Severance Benefits” means the severance payments and benefits to which a Participant may become entitled pursuant to Section 4 of the Plan and Exhibit A or Exhibit B, as applicable and each as attached hereto.
1.28
“Target Incentive Compensation” means the Participant’s target cash performance bonus, if any, for the year in which the Date of Termination occurs.
1.29
“Total Payments” shall have the meaning set forth in Section 7.1 hereof.
2.
Effectiveness of the Plan; Notification. The Plan shall become effective on June 22, 2021 (the “Effective Date”). The Administrator shall, pursuant to a written notice to any Employee (a “Participation Notice”), notify each Participant that such Participant has been selected to participate in the Plan.

3.
Administration. Subject to Section 13.3 hereof, the Plan shall be interpreted, administered and operated by the Committee (the “Administrator”), which shall have complete authority, subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Administrator may delegate any of its duties hereunder to a subcommittee, or to such person or persons from time to time as it may designate other than to any Participant in the Plan, and the Administrator may delegate (other than to any Participant in the Plan) its duty to provide a Participation Notice to a Participant in the Plan. All decisions, interpretations and other actions of the

Administrator (including with respect to whether a Qualifying Termination has occurred) shall be final, conclusive and binding on all parties who have an interest in the Plan.

4.
Severance Benefits.

4.1
Eligibility. Each Employee who qualifies as a Participant and who experiences a Qualifying Termination is eligible to receive Severance Benefits under the Plan.

4.2
Qualifying Termination Payment. In the event that a Participant experiences a Qualifying Termination (other than a CIC Termination), then, subject to the Participant’s execution and, to the extent applicable, non-revocation of a Release in accordance with Section 4.4 hereof, and subject to any additional requirements specified in the Plan, the Company shall pay or provide to the Participant the following Severance Benefits:

(a)
Cash Severance Payment. The Company shall pay to the Participant an amount equal to the Cash Severance determined in accordance with Exhibit A attached hereto. Subject to Section

6.2 hereof, the Cash Severance (as set forth on Exhibit A) shall be paid in substantially equal installments in accordance with the Company’s normal payroll practice over the Base Compensation continuation period set forth on Exhibit A, but commencing on the first payroll date following the 60th day following the Date of Termination (and amounts otherwise payable prior to such first payroll date shall be paid on such date without interest thereon).

(b)
COBRA. Subject to the requirements of the Code, if the Participant properly elects healthcare continuation coverage under the Company’s group health plans pursuant to COBRA, to the extent that the Participant is eligible to do so, then the Company shall directly pay or, at its election, reimburse the Participant for the COBRA premiums for the Participant and the Participant’s covered dependents (in an amount determined based on the same benefit levels as would have applied if the Participant’s employment had not been terminated based on the Participant’s elections in effect on the Date of Termination) until the earlier of the end of the month during which the Participant’s COBRA Period, determined in accordance with Exhibit A attached hereto, ends or the date the Participant becomes eligible for healthcare coverage under a subsequent employer’s health plan (the “COBRA Premium Payment”). Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover the Participant under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company reimbursement shall thereafter be paid to the Participant in substantially equal monthly installments over the COBRA Period (or the remaining portion thereof).

4.3
CIC Termination Payment. In the event that a Participant experiences a CIC Termination, then, subject to the Participant’s execution and, to the extent applicable, non-revocation of a Release in accordance with Section 4.4 hereof, and subject to any additional requirements specified in the Plan:

(a)
The Company shall pay or provide to the Participant, as applicable, an amount equal to the Cash Severance determined in accordance with Exhibit B attached hereto. Subject to Section

6.2 hereof, the Cash Severance (as set forth on Exhibit B) shall be paid in substantially equal installments in accordance with the Company’s normal payroll practice over the Base Compensation continuation period set forth on Exhibit B, but commencing on the first payroll date following the 60th day following the Date of Termination (and amounts otherwise payable prior to such first payroll date shall be paid on such date without interest thereon); provided, that in the event the CIC Termination occurs prior to a Change in Control, then any incremental Cash Severance that would have been payable between the Date of Termination and the Change in Control date (i.e., incremental Cash Severance above the Cash Severance payable upon a Qualifying Termination that is not a CIC Termination) instead shall be paid in a single lump sum on the date of the Change in Control;

(b)
The Company shall provide to the Participant the COBRA Premium Payment set forth in Section 4.2(b) hereof; provided, however, that the COBRA Period shall be determined in accordance with Exhibit B attached hereto (instead of in accordance with Exhibit A);

(c)
The Company shall pay or provide to the Participant, as applicable, the Participant’s Pro-Rata Target Bonus, payable in a single lump sum no later than the 60th day following the Date of Termination in accordance with the Company’s normal payroll practice; and

(d)
Each outstanding Equity Award held by the Participant as of his or her Date of Termination shall vest as specified in Exhibit B, and, as applicable, become exercisable upon the later of the effectiveness of the Release and as of immediately prior to the consummation of a Change in Control.

4.4
Release. Notwithstanding anything herein to the contrary, no Participant shall be eligible or entitled to receive or retain any Severance Benefits under the Plan unless he or she executes a general release of claims substantially in the form attached hereto as Exhibit C (the “Release”) within 21 days (or 45 days if necessary to comply with applicable law) after the Date of Termination and, if he or she is entitled to a seven day post-signing revocation period under applicable law, does not revoke such Release during such seven day period.

2.
Limitations. Notwithstanding any provision of the Plan to the contrary, if a Participant’s status as an Employee is terminated for any reason other than due to a Qualifying Termination, the Participant shall not be entitled to receive any Severance Benefits under the Plan, and the Company shall not have any obligation to such Participant under the Plan.

3.
Section 409A.

3.1
General. To the extent applicable, the Plan shall be interpreted and applied consistent and in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, to the extent that the Administrator determines that any payments or benefits under the Plan may not be either compliant with or exempt from Code Section 409A and related Department of Treasury guidance, the Administrator may in its sole discretion adopt such amendments to the Plan or take such other actions that the Administrator determines are necessary or appropriate to (a) exempt the compensation and benefits payable under the Plan from Code Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (b) comply with the requirements of Code Section 409A and related Department of Treasury guidance; provided, however, that this Section 6.1 shall not create any obligation on the part of the Administrator to adopt any such amendment or take any other action, nor shall the Company have any liability for failing to do so.

3.2
Potential Six-Month Delay. Notwithstanding anything to the contrary in the Plan, no amounts shall be paid to any Participant under the Plan during the six-month period following such

Participant’s “separation from service” (within the meaning of Code Section 409A(a)(2)(A)(i) and Treasury Regulation Section 1.409A-1(h)) to the extent that the Administrator determines that paying such amounts at the time or times indicated in the Plan would result in a prohibited distribution under Code Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Code Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death), the Participant shall receive payment of a lumpsum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such six-month period without interest thereon.

3.3
Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of the Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”.

3.4
Reimbursements. To the extent that any payments or reimbursements provided to a Participant under the Plan are deemed to constitute compensation to the Participant to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Participant’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

3.5
Installments. For purposes of applying the provisions of Code Section 409A to the Plan, each separately identified amount to which a Participant is entitled under the Plan shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, the right to receive any installment payments under the Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Whenever a payment under the Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

4.
Limitation on Payments.

4.1
Best Pay Cap. Notwithstanding any other provision of the Plan, in the event that any payment or benefit received or to be received by a Participant (including any payment or benefit received in connection with a termination of the Participant’s employment, whether pursuant to the terms of the Plan or any other plan, arrangement or agreement) (all such payments and benefits, including the Severance Benefits, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Code Section 280G in such other plan, arrangement or agreement, the Cash Severance benefits under the Plan shall first be reduced, and any noncash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (a) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total

Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (b) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

4.2
Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (a) no portion of the Total Payments, the receipt or retention of which the Participant has waived at such time and in such manner so as not to constitute a “payment” within the meaning of Code Section 280G(b), will be taken into account; (b) no portion of the Total Payments will be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2) (including by reason of Code Section 280G(b)(4)(A)) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B), in excess of the “base amount” (as defined in Code Section 280G(b)(3)) allocable to such reasonable compensation; and (c) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Code Sections 280G(d)(3) and (4).

5.
No Mitigation. No Participant shall be required to seek other employment or attempt in any way to reduce or mitigate any Severance Benefits payable under the Plan and the amount of any such Severance Benefits shall not be reduced by any other compensation paid or provided to any Participant following such Participant’s termination of employment.

6.
Successors.

6.1
Company Successors. The Plan shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume and agree to perform the obligations of the Company under the Plan.

6.2
Participant Successors. The Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If a Participant dies while any amount remains payable to such Participant hereunder, all such amounts shall be paid in accordance with the terms of the Plan to the executors, personal representatives or administrators of such Participant’s estate.

7.
Notices. All communications relating to matters arising under the Plan shall be in writing and shall be deemed to have been duly given when hand delivered, faxed, emailed or mailed by reputable overnight carrier or United States certified mail, return receipt requested, addressed, if to a Participant, to the address or email address on file with the Company or to such other address or email address as the Participant may have furnished to the other in writing in accordance herewith and, if to the Company, to such address or email address as may be specified from time to time by the Administrator, except that notice of change of address shall be effective only upon actual receipt.

8.
Claims Procedure; Arbitration.

8.1
Claims. Generally, Participants are not required to present a formal claim in order to receive benefits under the Plan. If, however, any person (the “Claimant”) believes that benefits are being denied improperly, that the Plan is not being operated properly, that fiduciaries of the Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to the Plan, the Claimant must file a formal claim, in writing, with the Administrator. This requirement applies to all claims that any Claimant has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Administrator determines, in its sole discretion that it does not have the power to grant all relief reasonably being sought by the Claimant. A formal claim must be filed within 90 days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Administrator consents otherwise in writing. The Administrator shall provide a Claimant, on request, with a copy of the claims procedures established under Section 11.2 hereof.

8.2
Claims Procedure. The Administrator has adopted procedures for considering claims (which are set forth in Exhibit D attached hereto), which it may amend or modify from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements. These procedures may provide that final and binding arbitration shall be the ultimate means of contesting a denied claim (even if the Administrator or its delegates have failed to follow the prescribed procedures with respect to the claim). The right to receive benefits under the Plan is contingent on a Claimant using the prescribed claims and arbitration procedures to resolve any claim.

9.
Covenants.

9.1
Restrictive Covenants. A Participant’s right to receive and/or retain the Severance Benefits payable under this Plan is conditioned upon and subject to the Participant’s continued compliance with any restrictive covenants (e.g., confidentiality, non-solicitation, non-disparagement) contained in any other written agreement between the Participant and the Company, as in effect on the date of the Participant’s Qualifying Termination.

9.2
Return of Property. A Participant’s right to receive and/or retain the Severance Benefits payable under the Plan is conditioned upon the Participant’s return to the Company of all Company documents (and all copies thereof) and other Company property (in each case, whether physical, electronic or otherwise) in the Participant’s possession or control.

10.
Miscellaneous.

10.1
Entire Plan; Relation to Other Agreements. The Plan, together with any Participation Notice issued in connection with the Plan, contains the entire understanding of the parties relating to the subject matter hereof and supersedes any prior agreement, arrangement and understanding between any Participant, on the one hand, and the Company and/or any subsidiary, on the other hand, with respect to the subject matter hereof. Severance payable under the Plan is not intended to duplicate any other severance benefits payable to a Participant by the Company. By participating in the Plan and accepting the Severance Benefits hereunder, the Participant acknowledges and agrees that any prior agreement, arrangement and understanding between any Participant, on the one hand, and the Company and/or any subsidiary, on the other hand, with respect to the subject matter hereof is hereby revoked and ineffective with respect to the Participant (including with respect to any severance arrangement contained in an effective employment agreement, employment letter agreement by and between the Participant and the Company (and/or any subsidiary)).

10.2
No Right to Continued Service. Nothing contained in the Plan shall (a) confer upon any

Participant any right to continue as an employee of the Company or any subsidiary, (b) constitute any contract of employment or agreement to continue employment for any particular period, or (c) interfere in any way with the right of the Company to terminate a service relationship with any Participant, with or without Cause.

10.3
Termination and Amendment of Plan. The Plan may not be amended, modified, suspended or terminated except with the express written consent of each Participant who would be adversely affected by any such amendment, modification, suspension or termination.

10.4
Survival. Section 7 (Limitation on Payments), Section 11 (Claims Procedure; Arbitration) and Section 12 (Covenants) hereof shall survive the termination or expiration of the Plan and shall continue in effect.

10.5
Severance Benefit Obligations. Notwithstanding anything contained herein, Severance Benefits paid or provided under the Plan may be paid or provided by the Company or any subsidiary employer, as applicable.

10.6
Withholding. The Company shall have the authority and the right to deduct and withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any Severance Benefits payable under the Plan.

10.7
Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under the Plan to a Participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

10.8
Applicable Law. The Plan is intended to be an unfunded “top hat” pension plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-23 and shall be interpreted, administered, and enforced as such in accordance with ERISA. To the extent that state law is applicable, the statutes and common law of the State of Delaware, excluding any that mandate the use of another jurisdiction’s laws, will apply.

10.9
Validity. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect.

10.10
Captions. The captions contained in the Plan are for convenience only and shall have no bearing on the meaning, construction or interpretation of the Plan’s provisions.

10.11
Expenses. The expenses of administering the Plan shall be borne by the Company or its successor, as applicable.

10.12
Unfunded Plan. The Plan shall be maintained in a manner to be considered “unfunded” for purposes of ERISA. The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any Participant, surviving spouse or beneficiary hereunder. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with the Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under the Plan, nor shall such person have any right to receive any payment under the Plan except as and to the extent expressly provided in the Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company.

10.13
Effective Date: This plan was originally made effective as of June 22, 2021 and was amended and restated effective as of February 6, 2022.

* * * * *

Talkspace LLC Executive Offer Letter 17

May 2024

Exhibit A

CALCULATION OF QUALIFYING TERMINATION SEVERANCE AMOUNTS*

Tier	Cash Severance	COBRA Period (1)
1	12 months of Base Compensation continuation (continuation period is 12 months)	12 months
2	6 months of Base Compensation continuation (continuation period is 6 months)	6 months

(1) COBRA Period begins on the first day of the calendar month following the calendar month in which the Date of Termination occurs.

* For clarity, a Participant who experiences a Qualifying Termination and becomes entitled to payments/benefits pursuant to this Exhibit A shall not be entitled to a Pro-Rata Target Bonus and/or accelerated vesting of any Equity Awards.

Exh. A-1

Exhibit B

CALCULATION OF CIC TERMINATION SEVERANCE AMOUNTS

Tier	Cash Severance	Pro-Rata Target Bonus	Equity Acceleration	COBRA Period (1)
1	24 months of Base Compensation continuation + 200% Target Incentive	Pro-Rata Target Bonus	Full vesting acceleration of Equity Awards.	18 months
Compensation
(continuation period
is 24 months)
2	12 months of Base Compensation continuation +			12 months
100% Target
Incentive
Compensation
(continuation period
is 12 months)

(1)
COBRA Period begins on the first day of the calendar month following the calendar month in which the Date of Termination occurs.

Exh. B-1

FORM OF RELEASE

[To be attached]

DETAILED CLAIMS PROCEDURES

Section 1.1. Claim Procedure. Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor Regulations thereunder. The Administrator shall have the right to delegate its duties under this Exhibit and all references to the Administrator shall be a reference to any such delegate, as well. The Administrator shall make all determinations as to the rights of any Participant, beneficiary, alternate payee or other person who makes a claim for benefits under the Plan (each, a “Claimant”). A Claimant may authorize a representative to act on his or her behalf with respect to any claim under the Plan. A Claimant who asserts a right to any benefit under the Plan he has not received, in whole or in part, must file a written claim with the Administrator. All written claims shall be submitted to the head of Human Resources of Talkspace, Inc.

(a)
Regular Claims Procedure. The claims procedure in this subsection (a) shall apply to all claims for Plan benefits.

(1)
Timing of Denial. If the Administrator denies a claim in whole or in part (an “adverse benefit determination”), then the Administrator will provide notice of the decision to the Claimant within a reasonable period of time, not to exceed 90 days after the Administrator receives the claim, unless the Administrator determines that an extension of time for processing is required. In the event that the Administrator determines that such an extension is required, written notice of the extension will be furnished to the Claimant before the end of the initial 90 day review period. The extension will not exceed a period of 90 days from the end of the initial 90 day period, and the extension notice will indicate the special circumstances requiring such extension of time and the date by which the Administrator expects to render the benefit decision.

(2)
Denial Notice. The Administrator shall provide every Claimant who is denied a claim for benefits with a written or electronic notice of its decision. The notice will set forth, in a manner to be understood by the Claimant:

(i)
the specific reason or reasons for the adverse benefit determination;

(ii)
reference to the specific Plan provisions on which the determination is based;

(iii)
a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such information is necessary; and

(iv)
an explanation of the Plan’s appeal procedure and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA after receiving a final adverse benefit determination upon appeal.

(3)
Appeal of Denial. The Claimant may appeal an initial adverse benefit determination by submitting a written appeal to the Administrator within 60 days of receiving notice of the denial of the claim. The Claimant:

(i)
may submit written comments, documents, records and other information relating to the claim for benefits;

(ii)
will be provided, upon request and without charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits; and

(iii)
will receive a review that takes into account all comments, documents, records and other information submitted by the Claimant relating to the appeal, without regard to whether such information was submitted or considered in the initial benefit determination.

(4)
Decision on Appeal. The Administrator will conduct a full and fair review of the claim and the initial adverse benefit determination. The Administrator holds regularly scheduled meetings at least quarterly. The Administrator shall make a benefit determination no later than the date of the regularly scheduled meeting that immediately follows the Plan’s receipt of an appeal request, unless the appeal request is filed within 30 days preceding the date of such meeting. In such case, a benefit determination may be made by no later than the date of the second regularly scheduled meeting following the Plan’s receipt of the appeal request. If special circumstances require a further extension of time for processing, a benefit determination shall be rendered no later than the third regularly scheduled meeting of the Administrator following the Plan’s receipt of the appeal request. If such an extension of time for review is required, the Administrator shall provide the Claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension. The Administrator generally cannot extend the review period any further unless the Claimant voluntarily agrees to a longer extension. The Administrator shall notify the Claimant of the benefit determination as soon as possible but not later than five days after it has been made.

(5)
Notice of Determination on Appeal. The Administrator shall provide the Claimant with written or electronic notification of its benefit determination on review. In the case of an adverse benefit determination, the notice shall set forth, in a manner intended to be understood by the Claimant:

(i)
the specific reason or reasons for the adverse benefit determination;

(ii)
reference to the specific Plan provisions on which the adverse benefit determination is based;

(iii)
a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(iv)
a statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain the information about such procedures; and

(v)
a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

(b)
Exhaustion; Judicial Proceedings. No action at law or in equity shall be brought to recover benefits under the Plan until the claim and appeal rights described in the Plan have been exercised and the Plan benefits requested in such appeal have been denied in whole or in part. If any judicial proceeding is undertaken to appeal the denial of a claim or bring any other action under ERISA other than a breach of fiduciary claim, the evidence presented may be strictly limited to the evidence timely presented to the Administrator. Any such judicial proceeding must be filed by the earlier of: (a) one year after the Administrator’s final decision regarding the claim appeal or (b) one year after the Participant or other Claimant commenced payment of the Plan benefits at issue in the judicial proceeding. The jurisdiction and venue for any judicial proceedings arising under or relating to the Plan will be exclusively in the courts in

California, including the federal courts located there should federal jurisdiction exist. This paragraph (c) shall not be construed to prohibit the enforcement of any arbitration agreements.

(c)
Administrator’s Decision is Binding. Benefits under the Plan shall be paid only if the Administrator decides in its sole discretion that a Claimant is entitled to them. In determining claims for benefits, the Administrator has the authority to interpret the Plan, to resolve ambiguities, to make factual determinations, and to resolve questions relating to eligibility for and amount of benefits. Subject to applicable law, any decision made in accordance with the above claims procedures is final and binding on all parties and shall be given the maximum possible deference allowed by law. A misstatement or other mistake of fact shall be corrected when it becomes known and the Administrator shall make such adjustment on account thereof as it considers equitable and practicable.

EXHIBIT B

Confidential Information, Restrictive Covenant and Work for Hire Agreement

This Confidential Information, Restrictive Covenant and Work for Hire Agreement (hereinafter referred to as the “Agreement”) is dated as of June 1, 2024, (hereinafter referred to as the “Effective Date”) and is between: Talkspace LLC (hereinafter the “Company”), having a place of business at 2578 Broadway #607, New York, NY 10025, and Ian Harris (hereinafter referred to in the first person as “I”, “you” or “your”).

In consideration for my engagement by the Company, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby agree as follows:

1.
Confidentiality.

You acknowledge that, during the course of your employment by the Company, I may become privy to confidential, non-public information of the Company, its subsidiaries, affiliates, clients, consultants, employees, contractors, collectively comprise the “Company”) and that any unauthorized use or communication of such Confidential Information (defined below) could damage the Company’s business. You shall hold strictly confidential, secret and inviolate all such Confidential Information and shall not disclose or cause or permit to be disclosed any Confidential Information to any person, party or other entity unless specifically designated by Company, and are similarly bound not to disclose or cause or permit to be disclosed any Confidential Information to any employee of the Company not having reasonable Company business needs for access to such information. “Confidential Information” means all information concerning the Company (including but not limited to any information concerning any Company clients or other proprietary information or trade secret of the Company), other than information generally available to the public, except for information that becomes public through the breach of this Agreement, specifically including without limitation, PHI (as defined in Section 6.2 below) information or documents in whatever form maintained that relates in any way to the Company’s business opportunities, business plans, business methods, clients, and/or vendors (including lists, contact information, contracts, terms, preferences, requirements and/or dealings with such individuals/entities), frameworks, models, marketing, sales, purchasing, merchandising, operations, pricing, costing, research, analyses, designs, drawings, files, records, data, plans, specifications, financials, training, database, engineering, computer programs, electronic communications systems, technical information, employees, contractors, compensation, trade secrets, patented processes, inventions, copyrights, techniques and other information in any way concerning or referring to the Company, its products, services, research, concepts, processes, engineering and/or development and all other information concerning how the Company creates, develops, acquires or maintains its products, services and marketing plans, targets its potential clients and otherwise operates its business, or otherwise designates as confidential. Confidential Information also shall include any information or documents created by you in connection with your employment or for the Company’s benefit.

2.
Inventions and Patents.
2.1.
I agree to promptly and fully disclose to the Company any and all inventions, discoveries, trade secrets and improvements, whether or not patentable and whether or not they are made, conceived or reduced to practice during working hours or using the Company's data or facilities, which I develop, make, conceive or reduce to practice during my engagement with the Company, either solely or jointly with others (collectively, the “Developments”). All Developments shall be the sole property of the Company, and I hereby assign to the Company, without further compensation, all my right, title and interest in and to the Developments and any and all related patents, patent applications, copyrights, copyright applications, trademarks, trademark applications and trade names in the United States and elsewhere. Notwithstanding the foregoing, Developments shall not include any inventions, discoveries, trade secrets or improvements that: (i) are not made, conceived or reduced to practice during working hours; (ii) are not made, conceived or reduced to practice using the Company’s information, data or facilities; and (iii) do not relate to the present business of the Company, any business that is competitive therewith, or any future business in which the Company engages.
2.2.
I agree to keep and maintain adequate and current written records of all Developments (in the form of notes, sketches, drawings and as may be specified by the Company), which records shall be available to and remain the sole property of the Company at all times.

2.3.
I agree to assist the Company in obtaining and enforcing patent, copyright and other forms of legal protection for the Developments in any country. Upon request, I will sign all applications, assignments, instruments and papers and perform all acts necessary or desired by the Company to assign all such Developments fully and completely to the Company and to enable the Company, its successors, assigns and nominees, to secure and enjoy the full and exclusive benefits and advantages thereof. I understand that my obligations under this Paragraph 1 will continue after the termination of my engagement with the Company and that during my engagement I will perform such obligations without further compensation, except for reimbursement of expenses incurred at the request of the Company. I further understand that if I am requested to perform any obligations under this Paragraph 1 after my engagement with the Company terminates, I shall receive for such performance a reasonable per diem fee, as well as reimbursement of any expenses incurred at the request of the Company.

2.4.
In addition to my agreements set forth in subparagraph 1.3, I hereby constitute and appoint the Company, its successors and assigns, my true and lawful attorney, with full power of substitution for me, and in my name, place and stead or otherwise, but on behalf of and for the benefit of the Company, its successors and assigns, to take all actions and execute all documents on behalf of me necessary to effect the assignment set forth in subparagraph 1.1, and from time to time to institute and prosecute in my name or otherwise, but at the direction and expense and for the benefit of the Company and its successors and assigns, any and all proceedings at law, in equity or otherwise, which the Company, its successors or assigns may deem proper in order to collect, assert or enforce any claim, right or title of any kind in and to the Developments and to defend and compromise any and all actions, suits and proceedings in respect of any of the Developments and to do any and all such acts and things in relation thereto as the Company, its successors or assigns shall deem advisable, and I hereby declare that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable by me in any manner or for any reason.

2.5.
In order to avoid disputes over the application of this assignment to prior inventions or copyrightable materials, I have listed on Schedule A to this Agreement descriptions of patentable inventions and copyrightable materials that I have developed and/or reduced to practice prior to my engagement with the Company and that I believe are, accordingly, excepted from the provisions of this Paragraph 1.
3.
Proprietary Information.
3.1.
I recognize that my relationship with the Company is one of high trust and confidence because of my access to and contact with the trade secrets and confidential and proprietary information of the Company and of others through the Company. I will not at any time, either during my engagement with the Company or thereafter, disclose to others, or use for my own benefit or the benefit of others, any of the Developments or any confidential, proprietary or secret information owned, possessed or used by the Company (collectively, “Proprietary Information”). Such property shall not be erased, discarded or destroyed without specific instructions from the Company to do so. By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, data, knowhow, marketing plans, forecasts, financial statements, budgets, licenses, prices, costs and employee, customer and supplier lists. I understand that the Company from time to time has in its possession information which is claimed by others to be proprietary and which the Company has agreed to keep confidential. I agree that all such information shall be Proprietary Information for purposes of this Agreement.
3.2.
My undertaking and obligations under this Paragraph 2 will not apply, however, to any Proprietary Information which: (i) is or becomes generally known to the public through no action on my part; (ii) is generally disclosed to third parties by the Company without restriction on such third parties; (iii) is approved for release by written authorization of the Board of Directors of the Company; or (iv) is required to be disclosed pursuant to subpoena, order of judicial or administrative authority, or in connection with judicial proceedings to which the Company or I am a party, provided that I shall have given the Company written notice of such disclosure at least 14 days prior to such disclosure in order to provide the Company with an opportunity to oppose and/or object to such disclosure and any such disclosure is subject to all applicable governmental and judicial protection available for like material.

3.3.
Upon termination of my engagement with the Company or at any other time upon request, I will promptly deliver to the Company all copies of computer programs, specifications, drawings, blueprints, data storage devices, notes, memoranda, notebooks, drawings, records, reports, files and other documents (and all copies or reproductions of such materials) in my possession or under my control, whether prepared by me or others, in whatever form on whatever medium, which contain Proprietary Information. I acknowledge that this material is the sole property of the Company.

3.4.
If requested to do so by the Company, I agree to sign a Termination Certificate in which I confirm that I have complied with the requirements of the preceding paragraph and that I am aware that certain restrictions imposed upon me by this Agreement continue after termination of my engagement. I understand, however, that my rights and obligations under this Agreement will continue even if I do not sign a Termination Certificate.

4.
Absence of Restrictions Upon Disclosure and Competition.

4.1.
I hereby represent that, except as I have disclosed in writing to the Company, and included in Schedule A to this Agreement, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my engagement with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.

4.2.
I further represent that my performance of all the terms of this Agreement and my engagement with of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my engagement with the Company, and I will not disclose to the Company or induce the Company to use any confidential information or material belonging to any previous employer or others.

5.
Restrictive Covenants.

5.1.
Non-Solicitation. You agree that during your employment with the Company and for a period of six (6) months immediately following the termination of your employment with the Company for any reason (the “Non-Solicitation Restricted Period”), you shall not recruit or otherwise solicit or induce any employees or clients of the Company, to terminate their engagement with, or otherwise cease their relationships with, the Company or any of its subsidiaries during my engagement with the Company and throughout the Non-Solicitation Restricted Period. In addition, you shall not recruit or otherwise solicit any person who was an employee of the Company during any time within six months prior to the end of your engagement with the Company.

For so long as I am engaged with the Company and for a period of six full months thereafter, I will not, without the express written consent of the Company, directly or indirectly, engage in, participate in, or assist, as owner, part-owner, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity, any business organization or person, do business that is related to internet based behavioral health platforms.

5.2.
Non-Disparagement. You shall not make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company, its products or services, its current and former parents, subsidiaries, divisions, investors, affiliates, related entities (including clients, contractors, subcontractors, and other companies and individuals with which the Company conducts business), and the current and former owners, officers, directors, shareholders, members, managers, employees, agents, insurers, representatives, successors and assigns of all such entities, or take any action that reasonably would cause any third party to do so. Nothing herein is intended to preclude or dissuade you from engaging in activities protected by state or federal law, including the National Labor Relations Act.
6.
Other Obligations.
6.1.
Other Agreements. I acknowledge that the Company from time to time may have agreements with others which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to be bound by all such obligations and restrictions which are made known to me and to take all action necessary to discharge the obligations of the Company under such agreements.
6.2.
Protected Health Information. Talkspace contracts with Therapist Consultants to provide certain services and acts, in this respect, as a “Business Associate/ Covered Entity.” As an Employee, you may incidentally or inadvertently encounter, view or access certain Confidential Information maintained by Talkspace which may qualify as Protected Health Information (“PHI”) or electronic PHI within the meaning of the Health Insurance Portability and Accountability Act of 1996, as amended, and the privacy and security standards promulgated pursuant thereto (“HIPAA”). In this case, the definition of “Confidential Information” means any and all non-public, medical, financial and personal information in whatever form (written, oral, visual or electronic) possessed or obtained by either party. Confidential Information shall include all information which (i) either party has labeled in writing as confidential, (ii) is identified at the time of disclosure as confidential,

(iii) is commonly regarded as confidential in the healthcare industry, or (iv) is PHI as defined by HIPAA. You agree that while working with Talkspace to maintain the confidentiality of any PHI that you may incidentally or inadvertently encounter, view or have access to as part of your employment. You also agree not to further use or disclose any PHI that you incidentally or inadvertently view or obtains access to and further agree to implement appropriate safeguards to prevent any further use or disclosure of any PHI that you incidentally or inadvertently access. You agree to comply with all applicable laws and regulations, including HIPAA and the HITECH Act, to the extent applicable in your employment, to fulfill your obligations under this Agreement.

7.
Miscellaneous.
7.1.
The partial or complete invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
7.2.
This Agreement supersedes all prior agreements, written or oral, between me and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by me and the Company. This Agreement does not constitute an engagement agreement, and no changes in my compensation, title or duties or any other terms or conditions of my engagement, including, without limitation, the termination of my engagement, shall affect the provisions of this Agreement except as stated herein.

7.3.
As used herein, the term “Company” shall include Talkspace Inc., Talkspace LLC, Talkspace Network LLC, and any of its predecessors, subsidiaries, subdivisions or affiliates. The Company shall have the right to assign this Agreement to its successors and assigns and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. I agree not to assign any of my obligations under this Agreement. This Agreement will be binding upon my heirs, executors and administrators.

7.4.
No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

7.5.
I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whom my engagement may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

7.6.
This Agreement shall be deemed to be a sealed instrument and shall be governed by and construed in accordance with the laws of the State of California. I hereby expressly consent to the jurisdiction of the courts of the state where the Company has its principal place of business in the United States (currently New York) to adjudicate any dispute arising under this Agreement.

7.7.
I recognize that irreparable damages would be caused to the Company, and that monetary damages would not compensate the Company for its loss, should I breach the terms of this Agreement. Accordingly, in addition to all other remedies available to the Company at law or in equity, upon a showing by the Company that I have violated or am about to violate the terms of this Agreement, I hereby consent to the entry by a court of competent jurisdiction of an injunction or declaratory judgment enforcing the terms of this Agreement, including without limitation preventing disclosure or further disclosure by me of Proprietary Information.

7.8.
If any one or more provisions of this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

I HAVE READ ALL OF THE PROVISIONS OF THIS AGREEMENT AND I UNDERSTAND, AND AGREE TO, EACH OF SUCH PROVISIONS, EFFECTIVE AS OF THE DATE FIRST ENTERED ABOVE.

Accepted and Agreed:

Talkspace Ian Harris

By:

Date: 5/17/2024

Name: Jon Cohen

Title: Chief Executive Officer and Board Member

5/20/2024

Date:

SCHEDULE A

List of prior inventions and original works (if any):

Not applicable